Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the inclusion by reference in this Registration Statement on Form F-1 of NetClass Technology Inc of our report dated February 18, 2025, with respect to our audit of the consolidated financial statements of NetClass Technology Inc and Subsidiaries as of and for the year ended September 30, 2024.

/s/ Wei, Wei & Co., LLP

Flushing, New York
October 17, 2025